UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to ss.240.14a-12

                        SPECIAL SITUATIONS FUND III, L.P.
              (Name of the Registrant as Specified In Its Charter)



  (Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1. Title of each class of securities to which transaction applies:
         2. Aggregate number of securities to which transaction applies:
         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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         5. Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1. Amount Previously Paid:
         2. Form, Schedule or Registration Statement No.:
         3. Filing Party:
         4. Date Filed:

                        SPECIAL SITUATIONS FUND III, L.P.
                         527 Madison Avenue, Suite 2600
                            New York, New York 10022
                      ------------------------------------

                                    Notice of
                           Special Meeting of Partners
                                  to be Held on
                                  June 10, 2008
                      ------------------------------------


To the Limited Partners:

          You are cordially invited to attend a Special Meeting of Partners for Special Situations Fund III, L.P. (the "Fund"), which will be held on Tuesday, June 10, 2008 at 10:00 A.M., Eastern Standard Time, at the Fund's office at 527 Madison Avenue, Suite 2600, New York, New York. The purposes of the Meeting are:

1. To consider and act upon a proposal to liquidate and dissolve the Fund;

2. To ratify the selection of Weiser LLP as the independent public accountants of the Fund for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

          Partners of record at the close of business on April 11, 2008 will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

          Please read all the enclosed materials carefully. The proxy and its proposals apply solely to the Special Situations Fund III, L.P. and not to any other of our Special Situations funds.

          If you are unable to attend the meeting, please complete the enclosed proxy card and return it to us in the self-addressed stamped envelope by June 2, 2008 to the attention of Barbara A. C. Proios. If you have any questions, please feel free to contact us during normal business hours at (212) 319-6670.


                                     By Order of the Individual General Partners


                                     ---------------------------------
                                     Austin W. Marxe,
                                     Managing Individual General Partner


May 13, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, BY SIGNING AND RETURNING A LATER DATED PROXY OR BY DELIVERING TO THE FUND A WRITTEN REVOCATION BEARING A LATER DATE. IF YOU ARE PRESENT AT THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE IN PERSON.

                                 PROXY STATEMENT

                        SPECIAL SITUATIONS FUND III, L.P.
                         527 Madison Avenue, Suite 2600
                            New York, New York 10022
                                 (212) 319-6670
                       -----------------------------------

                           Special Meeting of Partners
                                  to be Held on
                                  June 10, 2008
                       -----------------------------------

                               GENERAL INFORMATION

          Special Situations Fund III, L.P. (the "Fund") is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Partnership Law"). The Fund, a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Company Act"), commenced its investment operations on January 1, 1994 following the initial closing of the offering and sale of its units of limited partnership interest (the "Units").

          This Proxy Statement is being furnished to limited partners of the Fund ("Limited Partners") in connection with the solicitation of proxies to be voted at the special meeting (the "Meeting") of the Fund's partners ("Partners") pursuant to the accompanying Notice of Special Meeting of Partners (the "Notice of Meeting"). The purposes of the Meeting are:


1.  To consider and act upon a proposal to liquidate and dissolve the Fund;

2. To ratify the selection of Weiser LLP as the independent public accountants of the Fund for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.


          The Meeting is scheduled to be held on Tuesday, June 10, 2008, at 10:00 A.M., Eastern Standard Time, at the office of the Fund in New York. A proxy for use in connection with such Meeting is also enclosed. The Fund anticipates mailing this Proxy Statement and the enclosed proxy to Limited Partners on or about May 13, 2008.

Solicitation and Revocation

          The enclosed proxy is being solicited by and on behalf of the Individual General Partners for use at the Meeting. The expense of soliciting proxies will be borne by the Fund and is expected to be nominal.

          All properly executed and dated proxies received in time to be voted at the Meeting will be voted in accordance with the instructions indicated thereon. Unless instructions to the contrary are indicated, such proxies will be voted FOR (i) approval of Proposals 1 and 2. Proxies may be revoked at any time prior to exercise by (i) delivering written notice of revocation thereof to the Fund; (ii) submitting a later dated and executed proxy; or (iii) attending the Meeting and voting in person. Attendance by a Limited Partner at the Meeting does not alone serve to revoke such Partner's proxy.

          The Individual General Partners have fixed the close of business on April 11, 2008 as the record date (the "Record Date") for the determination of Limited Partners entitled to notice of, and to vote at, the Meeting.

          Action will be taken at the Meeting on the matters set forth in the accompanying Notice of Meeting and described in this Proxy Statement. The Individual General Partners do not presently intend to bring any other business before the Meeting and, to their knowledge, no matters will be presented for action at the Meeting except as specified in the Notice of Meeting. Pursuant to the Amended and Restated Limited Partnership Agreement dated May 31, 2007, as amended to date (the "Partnership Agreement"), only those matters set forth in a duly delivered notice of meeting may be voted on at such meeting.

          In the event that a quorum is present at the Meeting but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those Units represented at the Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies that they are entitled to vote FOR any proposal in favor of an adjournment and will vote those proxies entitled to be voted by them AGAINST any proposal against any adjournment.

Individual General Partners

          The current Individual  General Partners are Austin W. Marxe,  William
E. Austin, Stanley S. Binder, Delcour S. Potter, and Peter W. Williams. Mr. Marxe is an "interested person" of the Fund, as defined under the Company Act.

          The other four Individual General Partners currently serve and will serve as the Fund's Independent General Partners (the "Independent General Partners").

Corporate General Partner

          MGP Advisers Limited Partnership ("MGP") is the corporate general partner of, and investment adviser to, the Fund. MGP, located at 527 Madison Avenue, New York, New York 10022, is a limited partnership organized under the Delaware Partnership Law and registered under the Investment Advisers Act of 1940 (the "Advisers Act"). AWM Investment Company, Inc. ("AWM"), a Delaware corporation which serves as the Fund's administrator, is the sole general partner of MGP and Austin W. Marxe, David M. Greenhouse and Adam Stettner are the sole limited partners of MGP. In addition, Messrs. Marxe and Greenhouse are officers and the sole stockholders of AWM and are, together with Dianne Marxe, the wife of Austin W. Marxe, the sole directors of AWM. As such, Messrs. Marxe and Greenhouse (through MGP and AWM) make all the investment decisions for the Fund. MGP, as well as Messrs. Marxe and Greenhouse (collectively, "MGP and its Partners") have the right to vote on the proposals set forth herein with respect to the Units held by them as Partners.

                                   PROPOSAL 1

            APPROVAL OF A PROPOSAL TO LIQUIDATE AND DISSOLVE THE FUND


Background

          Reasons for the Proposal. On March 10, 2008, the Independent General Partners approved the submission to a vote of the Partners of a proposal to liquidate and dissolve the Fund (the "Liquidation Proposal") in order to provide the Limited Partners with the opportunity to determine whether the liquidation of the Fund is a preferable alternative to its continued operation.

          Considerations of the Independent General Partners, Alternatives. The Fund is a closed-end, interval fund registered under the Company Act. The Fund's investment objective is to maximize long-term capital appreciation by investing primarily in equity securities and securities with equity features which possess a technological, market or product niche, which may be, for various reasons, undervalued or with prospects of going private or being acquired. After considering whether the Fund is, and has been, operating in a manner for the Fund to achieve its investment objective to the satisfaction of the Partners, the Independent General Partners have determined that the Liquidation Proposal should be considered by the Partners.

          Approval of the Liquidation Proposal would squarely address the growing concern and frustration certain Limited Partners have expressed over the liquidity of their investments and the associated negative impact such lack of liquidity has had on the ability of the Fund to attract new investors and grow the size of the Fund. If the Liquidation Proposal is not approved, investors will remain invested in the Fund, which was restructured in 2005 and has been operating under an amended Partnership Agreement since 2006 (the amendments adopted effective in 2006 are at times referred to as the "Safe Harbor Amendments"), subject to a limited right to have their Units redeemed. The Fund has perpetual existence unless sooner dissolved, which dissolution would be authorized by the approval of the Liquidation Proposal by the Partners.

          The Safe Harbor Amendments were adopted in response to the expiration on December 31, 2005 of a "grandfather" provision under Treasury Regulation
Section 1.7704-1(1)(2), which had the effect of allowing the Fund to satisfy a "private placement safe harbor" under applicable Treasury Regulations ensuring that it would not be treated as a publicly traded partnership for federal income tax purposes. A publicly traded partnership generally is taxed as a corporation subject to a double level of tax that could be extremely adverse to the Fund's Unit holders. Unless the Fund satisfied a different "safe harbor," the determination of whether it should be treated as a publicly traded partnership would be made by applying a "facts and circumstances" test. To satisfy a different safe harbor and avoid the uncertainty of the "facts and circumstances" test, the Fund, pursuant to the Safe Harbor Amendments, is effectively limited to making semi-annual repurchase offers to the Partners in a maximum amount of 5% of Units outstanding per semi-annual period (or 10% per year).

          The Safe Harbor Amendments, approved by a majority vote of Limited Partners, have limited the maximum amount of Units which may be repurchased from Partners. Since the adoption of the Safe Harbor Amendments, Limited Partners have made greater requests for repurchase of their Units than had historically occurred prior to the adoption of the Safe Harbor Amendments, which the Independent General Partners believe may reflect a growing concern on the part of some Limited Partners that the limited liquidity creates too great a risk to them, particularly in times of heightened market volatility. As a result of the increased repurchase requests, the Fund was unable to meet all such requests for redemptions effective June 30, 2007 and December 31, 2007. For example, for the repurchase offer effective June 30, 2007, the Fund received repurchase requests that, in aggregate, totaled $3,789,075; the Fund paid, in aggregate, $2,350,292 in redemptions on such date. For the repurchase offer effective December 31, 2007, the Fund received repurchase requests that, in aggregate, totaled $9,011,898; the Fund paid, in aggregate, $2,038,140 in redemptions on such date. These restrictions may also hinder the ability of the Fund to raise new capital, which would have an adverse impact on the Fund's expense ratios. Approval of the Liquidation Proposal would allow for a more immediate and efficient way for Limited Partners to liquidate their investment in the Fund without being encumbered by the limitations on liquidity applicable to the Fund. If the Liquidation Proposal is not approved, the Fund will continue to make semi-annual repurchase offers in accordance with the Partnership Agreement, subject to the existing limitations on repurchases.

          The Individual General Partners previously considered the possibility of liquidating the Fund in connection with the Safe Harbor Amendments, but at that time they rejected liquidation as a preferable alternative to the continued operation of the Fund under the Safe Harbor Amendments. Among the negative consequences of liquidation identified were the recognition of taxable gain for a number of Limited Partners and the denial of the Limited Partners of the opportunity to obtain the investment management services of MGP. These disadvantages to liquidation still exist. In addition, there is currently a possibility that the sales of the Fund's securities as part of a liquidation may not result in the Fund receiving the maximum return on these securities, due to the market conditions at the time of the sales or the time constraints imposed by the liquidation.

          The Independent General Partners have concluded that the Partners should be able to determine by their vote on the Liquidation Proposal whether the disadvantages of liquidation are outweighed by the disadvantages associated with a continuation of the Fund, resulting from the limited liquidity of their investment and the Fund's experiences in operating under the limits imposed by the Safe Harbor Amendments, and the benefit to the Limited Partners of having their investment in the Fund returned free of the liquidity restrictions. The Fund is significantly smaller since the 2005 restructuring and there has been an increase in the Fund's expense ratio. Although the decrease in the size of the Fund did not result in an increase in the rate of the fee paid to the Fund's administrator and investment adviser, other expenses of the Fund, such as legal, accounting and compliance fees, have not decreased in proportion to the decrease in the size of the Fund. Moreover, the Independent General Partners believe, as a result of their experiences from 2006 to date, that the limits on liquidity and general market conditions are impediments to raising significant additional capital for the Fund in the foreseeable future, which would be needed to address the expense ratio and perhaps provide greater liquidity to current Limited Partners. The Independent General Partners also considered having the Fund qualify as a "regulated investment company" for federal income tax purposes, but this alternative was determined not to be preferable because of the expected resulting restrictions on the Fund's operations and investments, including limitations on the concentration of its portfolio, the requirement generally to distribute to investors 90% or more of its taxable and tax-exempt income, and the less favorable treatment of any operating losses or net capital losses, plus the additional anticipated administrative costs associated with such compliance with the applicable requirements and restrictions. Therefore, the Independent General Partners believe that the liquidation and dissolution of the Fund is the most viable alternative to its continued operation.


 Liquidation and Dissolution.

          Effects of Approval of the Liquidation Proposal. A vote for Proposal 1 would authorize the Individual General Partners to take the following course of action. The approval of the Liquidation Proposal will result in the sale or disposition of all of the assets of the Fund the accumulation of all proceeds from such sale or disposition, and the distribution of the proceeds, in installments, less payment or other provision for all outstanding liabilities, in accordance with Section 11.01(d) of the Partnership Agreement. If the Liquidation Proposal is approved, the Fund will suspend all semi-annual repurchase offers after June 30, 2008 and Limited Partners will realize liquidity in their investment in the Fund only when liquidation distributions are made. See "Liquidation and Dissolution - Distributions." In connection with the Liquidation Proposal, the Fund will terminate agreements with its service providers at the earliest opportunity consistent with maintaining services to the Fund for the limited purpose of liquidating the Fund. However, the Fund's investment advisor and administrator will continue to be retained by the Fund until the affairs of the Fund are completely wound down. As of the Record Date, the Fund did not have a net unrealized gain in its portfolio which would be realized upon liquidation that would generate an incentive fee to the Corporate General Partner as the Fund's investment adviser. The existence of such a "built-in gain" would create a conflict of interest for the Corporate General Partner and its affiliates in connection with the approval of the Liquidation Proposal.

          The approval of the Liquidation Proposal will ultimately result in the termination of the Fund and the subsequent deregistration of the Fund as an investment company under the Company Act. In accordance with Section 11.01 of the Partnership Agreement, the Fund shall be deemed "terminated" when (a) the assets of the Fund has been distributed in accordance with Section 11.01(d) and
(b) the Certificate of Limited Partnership is cancelled. Upon the distribution of all or substantially all of its assets to the Partners, the Fund shall file with the Securities and Exchange Commission (the "SEC") an application under
Section 8(f) of the Company Act for an order declaring that the Fund has ceased to be an investment company. Until the Fund's withdrawal as an investment company becomes effective, the Fund shall continue as a registered investment company and will continue to be subject to and comply with the Company Act. It is expected, however, that the SEC will issue an order approving the deregistration of the Fund if the Fund is no longer doing business as an investment company. If the Liquidation Proposal is approved by the requisite number of votes (see "Voting and Security Ownership of Certain Beneficial Holders - Required Votes") at the Meeting, the Fund will not engage in any investment activities except for the purpose of winding up its business and affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all the Fund's liabilities and the distribution of its remaining assets pursuant to Section 11.01(d) of the Partnership Agreement. It is highly unlikely that the Fund will purchase additional securities but the Fund may do so in certain circumstances when deemed advisable in the sole discretion of the Corporate General Partner including, but not limited to, the purchase of additional securities to close an open short position or to purchase new issues.

          Management during Liquidation. The current Individual General Partners will continue to operate and manage the Fund during the liquidation process. The Corporate General Partner will continue to serve as the Fund's investment adviser, but will not make new investments for the Fund unless considered necessary to preserve the value of existing investments and as otherwise described above, as well as invest in short-term liquid securities for cash management purposes. Like any other publicly traded securities, the market price of the Fund's assets fluctuates and may be influenced by the supply and demand of the marketplace and various other factors such as changes in the general economic, industry and market conditions and the perceptions about the type of securities in which the Fund invests in. Further, the Fund has also made investments in securities that are not freely tradable. Restrictions imposed on the sale of these securities and the lack of a secondary market may affect the timing and price obtained for such sales. The Corporate General Partner, as the Fund's investment adviser, will retain the authority to sell or otherwise dispose of the Fund's assets as it deems advisable. At present, the dates on which the Fund will pay distributions to investors are uncertain. The Individual General Partners currently anticipate that the Fund will be able to dispose of a significant portion of the Fund's assets in approximately seven months following the approval of the Liquidation Proposal at the Meeting (see "Liquidation and Dissolution - Distributions"). The process to fully liquidate the Fund, however, is expected to take longer.

          Distributions. The initial distribution to Limited Partners is expected to consist of cash, subject to the discharge or provision for claims of all creditors of the Fund and of all of the expenses of dissolution. Thereafter, one or more further distributions may be made to the Limited Partners, which may be in cash or in kind, as the Individual General Partners may determine, in each case, pro rata (as nearly practicable, in the case of distributions in kind) in accordance with the Book Capital Accounts of the Partners. With respect to any potential distributions to be made in kind, Limited Partner recipients would bear the market risk with respect to the security received until it is converted into cash and all transaction costs incurred in connection with its sale.

          If certain assets cannot be liquidated, the Individual General Partners may place such assets in a liquidating trust for the benefit of all Partners. The liquidating trust would be administered and managed by the Fund's current administrator and investment adviser with the same management fee and incentive fee as the Fund. It is expected that Weiser LLP, the Fund's current independent public accountants, would perform accounting and all other related services for the liquidating trust and that Anchin, Block & Anchin LLP, the accounting firm that performs tax, tax-related and non-audit work for the Fund, would perform such work on behalf of the liquidating trust. If the Fund is subject to contingent liabilities the amount of which, in the judgment of the Individual General Partners, cannot be ascertained, then the Fund may retain from the sums distributed to Partners an amount estimated to be sufficient to cover such liabilities and, if a liquidating trust were created, such reserves may be contributed to the liquidating trust as well as funds necessary to maintain the liquidating trust. The Partners would be paid any remaining balance of any such retained funds when the Individual General Partners (or trustees of a liquidating trust) determine that the amount of such liabilities had been fixed. The Fund will not be able to assess Limited Partners for contingent liabilities from amounts distributed to them. A liquidation trust would preserve the limited liability of Limited Partners by virtue of the trust agreement and applicable law.

          As of the Record Date, the Fund's assets consisted predominantly of publicly-traded securities, securities convertible into publicly-traded securities and cash (representing approximately 97% of all assets). A small portion of the Fund's net assets, approximately 3% as of the Record Date, consisted of certain interests held in companies whose securities are not publicly traded. As the Fund is invested primarily in small cap stocks, which often are thinly-traded, the liquidation of various Fund positions may take a significant period of time. At present, the date on which the Fund will make an initial distribution to Partners is uncertain, but if the Liquidation Proposal is approved by the Partners at the Meeting, it is anticipated that an initial distribution, representing approximately 50% of the Fund's net assets, would be made to Partners by December 31, 2008. The Individual General Partners cannot determine at this time when a final distribution will be made to the Partners, but it is anticipated that the Fund's assets will be liquidated in a prudent and expeditious manner and it is expected that a substantial portion of the Fund's assets will be liquidated within 12 months from the date of the initial distribution to Partners.

          Distribution Amounts. The Fund's net asset value on the Record Date was approximately $32,687,891 and on such date, the Fund had 1,548.9864 Units outstanding. Accordingly, on the Record Date, the net asset value per Unit of the Fund was $21,103. The Fund's net asset value as of such date is not necessarily indicative of the amount that will be received upon liquidation. Valuations may change before an asset is actually sold. Further, assets may be sold at prices higher or lower than their values on April 11, 2008. Sales at prices below current valuation will reduce the amount of the initial distribution or further distributions, if any. The Corporate General Partner intends to liquidate the Fund's assets on the terms and conditions it deems to be reasonable under the circumstances. The amount to be distributed in the initial distribution and any further distributions, if any, will be further reduced by any remaining expenses of the Fund. See "Liquidation and Dissolution
- Expense of Liquidation and Dissolution" below.

          Expense of Liquidation and Dissolution. The Fund will bear all the expenses incurred in carrying out the Liquidation Proposal. Initially, such expenses are estimated to be approximately $80,000, exclusive of transaction costs to be incurred in connection with the liquidation of the Fund's assets. These expenses include the expenses, fees and costs relating to this Proxy Statement and related materials, the solicitation of proxies, the deregistration of the Fund with the SEC, and certain other anticipated special expenses. The actual expenses of the liquidation process may vary from the estimate provided. Any increase in costs will be funded by the assets of the Fund and will reduce the amounts available for the initial distribution and further distributions, if any. The Fund's on-going expenses, including transactions costs related to the disposition of the Fund's securities, cannot be estimated at this time.

          Certain United States Federal Income Tax Considerations. The following is a general summary of certain United States federal income tax consequences to the Limited Partners of the Liquidation Proposal. It is based on the Internal Revenue Code, Treasury regulations, court decisions, and positions of the Internal Revenue Service, each in effect as of the date of this Proxy Statement. There can be no assurance that the Internal Revenue Service will agree with the conclusions stated herein or that future legislation or administrative changes or court decisions will not significantly modify the law regarding the matters described herein, potentially with retroactive effect. This discussion applies only to Limited Partners that are individual citizens or residents of the United States for federal income tax purposes and that hold Units as capital assets. It does not apply to Limited Partners that are members of a special class subject to special rules or to corporations, partnerships, trusts, or tax-exempt organizations. This summary does not address state, local, or foreign tax consequences and does not discuss all federal tax consequences that could arise from the Liquidation Proposal. Limited Partners should consult with their own tax advisers regarding the federal, state, local, and foreign tax consequences of the Liquidation Proposal with respect to their particular situations.

          Generally, upon the sale or other disposition of the Fund's assets, the Fund will recognize gain or loss measured by the difference between the amount realized on the sale or other disposition of an asset and the Fund's adjusted tax basis in the asset. The Fund's adjusted tax basis in its securities generally will be its cost. The Fund is treated as a partnership for federal income tax purposes. As a partnership, the Fund itself is not subject to federal income tax. Rather, each Partner will be required to report separately on his or her own income tax return his or her distributive share of the Fund's gains and losses from the sale or other disposition of its assets. The Fund has filed its tax returns on the basis that, for tax purposes, it is not a "dealer" with respect to its securities transactions. Generally, the gains and losses recognized by a taxpayer other than a dealer on the sale of securities are capital gains and losses (unlike the gains or losses of dealers, which are in whole or in part characterized as ordinary income), and the Fund expects that its gains and losses with respect to the sale or other disposition of its assets will, in general, be so treated. These capital gains and losses may be long-term or short-term or a combination of both, depending on the length of time a particular asset has been held and, in some cases, the nature of the particular asset. The net long-term capital gains of non-corporate taxpayers generally are taxed at preferential rates. There may be limitations on the ability to use capital losses.

          The distribution of money by the Fund in liquidation of a Partner's Units in the Fund will be treated as a tax-free return of capital to the extent of that Partner's adjusted tax basis in his or her Units, as adjusted for the Partner's distributive share of any gain or loss recognized by the Fund from the sale or other disposition of Fund assets. A Partner's initial tax basis in his or her Units equaled that Partner's initial capital contribution to the Fund. That initial basis generally was increased by the Partner's allocable share of the Fund's taxable and tax-exempt income, any additional capital contributions made by that Partner, and that Partner's share of any increase in the Fund's nonrecourse liabilities. That initial tax basis generally was decreased by the Partner's allocable share of the Fund's losses and nondeductible expenses that are not properly chargeable to capital account for federal income tax purposes, any distributions made to the Partner by the Fund, and that Partner's share of any decrease in the Fund's nonrecourse liabilities (including as a result of liabilities paid or otherwise extinguished as part of the Liquidation Proposal). To the extent that money distributed in liquidation of the Fund exceeds a Partner's adjusted tax basis in his or her Units, the Partner will recognize capital gain. To the extent that a Partner's adjusted tax basis in his or her Units exceeds the amount of money distributed to that Partner in liquidation of the Fund, the Partner will recognize capital loss (in the year of the final liquidating distribution). Such capital gain or loss will be long-term capital gain or loss if the Partner held its Units for more than one year at the time of the liquidating distribution.

          The Fund should be  considered  an  investment  partnership  under the
Internal Revenue Code. Accordingly, if the Fund distributes marketable securities, non-marketable securities or other non-cash assets in redemption of a Partner's Units, such Partner should not recognize gain or loss (except with respect to distributions of money, as described in the preceding paragraph); instead, the Partner will take an aggregate basis for the distributed properties equal to his or her basis in the Units redeemed (reduced by any money distributed) and such aggregate basis will be allocated amongst the distributed properties pursuant to a complex set of rules set forth in the Internal Revenue Code. A Partner should consult with his or her own tax advisers regarding the tax consequences of a liquidation and the allocation of basis to any properties received upon a liquidation. A Partner generally will recognize gain or loss upon the subsequent sale or other disposition of distributed property measured by the difference between the amount realized on the sale or other disposition and the Partner's basis in such property. The holding period of any property received upon liquidation generally includes the Fund's holding period for such property.


Required Vote

          The vote required for Proposal 1 is described under "Voting and Security Ownership of Certain Beneficial Holders - Required Votes."

          THE INDEPENDENT GENERAL PARTNERS SUBMIT PROPOSAL 1 - APPROVAL OF A PROPOSAL TO LIQUIDATE AND DISSOLVE THE FUND - TO A VOTE OF THE PARTNERS. THE INDEPENDENT GENERAL PARTNERS DO NOT RECOMMEND A VOTE "FOR" OR "AGAINST" PROPOSAL 1 AT THIS TIME BUT RESERVE THE RIGHT TO MAKE A RECOMMENDATION IN THE FUTURE.

                                   PROPOSAL 2

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS


          Section 31(a) of the Company Act requires that the selection of the Fund's independent public accountants be ratified or rejected at a meeting of Partners. The Individual General Partners have unanimously selected the firm of Weiser LLP ("Weiser") as the Fund's independent public accountants for the fiscal year ending December 31, 2008. Neither the Fund, nor its General Partners, nor anyone on either's behalf consulted with Weiser with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit option that might be rendered on the Fund's financial statements, or any other matter or reportable event. The selection of the independent public accountants is being submitted for ratification or rejection by the Partners at a Meeting.

          Weiser is a leading professional service organization providing services to private and publicly traded business. Weiser, with four offices in the New York metropolitan area, has a professional staff of more than 600 and is currently ranked as one of the top 20 accounting and consulting firms in the country. Weiser provides audit, consulting and tax preparation to more than 100 hedge funds and they are a member of Praxity, an international alliance of independent accounting firms. Unless a contrary specification is made thereon, the accompanying proxy will be voted in favor of ratifying the selection of such accountants. Pursuant to the Company Act, Limited Partners may terminate the engagement of Weiser as the independent public accountants of the Fund, at any time, without penalty, upon a vote of holders of a majority of the outstanding Units (as determined under the Company Act) at a meeting called for such a purpose. All audit and audit-related work are performed by Weiser, the Fund's independent accountants. All tax, tax-related and non-audit work are performed by Anchin, Block & Anchin LLP ("Anchin"). Anchin will continue to perform tax, tax-related and non-audit work for the fiscal year ended December 31, 2008. A representative of Weiser is expected to be present at the Meeting and will be available to make a statement, if such representative so desires, and to respond to appropriate questions from Limited Partners.

Audit Fees

          The aggregate fees billed by Weiser for each of the last fiscal years for professional services rendered by it for the audit of the Fund's annual financial statements or services usually provided in connection with statutory and regulatory filings were $73,800 and $69,000 for the fiscal years ended December 31, 2007 and December 31, 2006, respectively.

Audit-Related Fees

          The aggregate fees billed by Weiser for each of the last fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of the Fund's financial statements that are not included under "Audit Fees" above were $0 and $0 for the fiscal years ended December 31, 2007 and December 31, 2006, respectively.

Tax Fees

          The aggregate fees billed by Anchin for each of the last two fiscal years for professional services rendered by it for tax compliance, tax advice and tax planning were $22,800 and $22,000 for the fiscal years ended December 31, 2007 and December 31, 2006, respectively.

All Other Fees

          The aggregate fees billed by Weiser for each of the last fiscal years for products and services provided by the principal accountant, other than the services reported above, were $0 and $0 for the fiscal years ended December 31, 2007 and December 31, 2006, respectively.

Required Vote

          The vote required for Proposal 2 is described under "Voting and Security Ownership of Certain Beneficial Holders - Required Votes."


THE INDIVIDUAL GENERAL PARTNERS UNANIMOUSLY RECOMMEND THAT LIMITED PARTNERS VOTE FOR PROPOSAL 2 - RATIFICATION OF THE SELECTION OF WEISER LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE FUND.

                        VOTING AND SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL HOLDERS

Voting Securities

          Holders of Units as of the Record Date are entitled to notice of, and to vote at, the Meeting. There were 1,548.9864 Units outstanding as of the Record Date. Partners will be entitled to one vote for each Unit held by them on the Record Date in respect of all matters submitted to a vote at the Meeting. The presence in person or by proxy of holders of a majority of the outstanding Units will constitute a quorum for the transaction of business at the Meeting.

Independent General Partners and the Corporate General Partner

          The Individual General Partners do not recommend a vote for or against Proposal 1 at this time. The Individual General Partners approved the submission to a vote of the Liquidation Proposal in order to provide the Limited Partners, as the investors in the Fund, the opportunity to determine whether liquidation of the Fund is a preferable alternative to remaining invested in the Fund. Therefore, the Independent General Partners will withhold a vote on Proposal 1 until the Meeting. Additionally, MGP and its Partners will withhold a vote on Proposal 1 until the Meeting. Each Individual General Partner and MGP and its
Partners intend to determine at that time whether, in their judgment, liquidation would be advisable, taking into account market conditions, the perceived liquidity of the Fund's investments, general business and economic conditions and other factors considered relevant. Notwithstanding the foregoing, the Individual General Partners reserve the right to make a recommendation for or against Proposal 1 if as a result of their consideration of such factors they have determined, within a reasonable time before the Meeting, that making such a recommendation would be advisable. Any such recommendation by the Individual General Partners would be mailed to all of the Limited Partners prior to the Meeting.

          The Independent General Partners may vote against Proposal 1 with respect to the 20.7941 Units beneficially owned by such parties in the aggregate, which represent 1.34% of the outstanding Units. Mr. Marxe and MGP and its Partners may vote against Proposal 1 with respect to the 214.4228 Units beneficially owned by such parties in the aggregate, which represents 13.84% of the outstanding Units. All of the Individual General Partners and MGP and its Partners have stated that they would vote for Proposal 2 with respect to the Units owned by them.

Required Votes

          In accordance with the Partnership Agreement, the adoption of Proposal 1 requires the affirmative vote of 67% or more of the Units outstanding. The Individual General Partners and MGP and its Partners may vote for or against Proposal 1 with respect to the 235.2169 Units beneficially owned by such parties in the aggregate, which represents 15.19% of the outstanding Units. If all of the Individual General Partners and MGP and its Partners vote against Proposal 1, an affirmative vote of 79% or more of the Limited Partners would be required for Proposal 1 to be adopted in accordance with the Partnership Agreement.

          In accordance with the Partnership Agreement, the adoption of Proposal 2 requires the affirmative vote of a majority of the Units outstanding.

          The presence in person or by proxy of holders of a majority of the outstanding Units will constitute a quorum at the Meeting. For purposes of determining the presence of a quorum for the transaction of business at the Meeting, abstentions and broker "non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote Units on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as Units that are present but which have not been voted. For this reason, abstentions and broker non-votes will have the effect of votes against Proposals 1 and 2. Proxies submitted without specification will be voted FOR Proposals 1 and 2 described in this Proxy Statement. If any other matter(s) properly come before the Meeting, the persons named on the enclosed proxy will have the discretionary authority to vote thereon in accordance with their judgment.

Security Ownership of Certain Beneficial Holders

          The following table sets forth, as of the Record Date, the beneficial ownership of Units of (i) each Partner known by the Fund to own beneficially more than 5% of the Units, (ii) MGP and each Individual General Partner and
(iii) all the Individual General Partners as a group. All Units are owned both of record and beneficially unless otherwise indicated.


                                                                    Amount                  Percent
                                                                  Beneficially            Beneficially
Name and Address of Beneficial Owner(1)                             Owned(2)                  Owned

MGP Advisers Limited Partnership(3)                                 199.2052                 12.86%
AWM Investment Company, Inc(3)(4)                                   199.2052                 12.86%
Austin W. Marxe(3)(5)                                               214.4228                 13.84%
William E. Austin(6)                                                 0.2479                      *
Stanley S. Binder(6)                                                 0.9617                      *
Delcour S. Potter(6)                                                 0.2479                      *
Peter W. Williams(6)                                                19.3366                   1.25%
All Individual General Partners as a Group (five persons)(5)        235.2169                 15.19%


--------------------------

* Less than one (1%) percent.

(1) Information with respect to beneficial owners of more than 5% of the outstanding Units was derived, to the extent available, from information provided by each of the Individual General Partners and from the Fund's records.

(2) Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(3) The business address of such person, for purposes hereof, is c/o Special Situations Fund III, L.P., 527 Madison Avenue, Suite 2600, New York, New York 10022.

(4) AWM may be deemed the beneficial owner of all the Units held by MGP because it is the sole general partner of MGP.

(5) Includes 100% of the Units held by MGP. Pursuant to MGP's Second Amended and Restated Agreement of Limited Partnership, as amended, Austin W. Marxe beneficially owns 35.08%of the partnership interests of MGP, David M. Greenhouse beneficially owns 34.92%and Adam Stettner beneficially owns 30.00%. Mr. Marxe disclaims beneficial ownership of 64.92%of the Units held by MGP.

(6)       The business address of each Individual General Partner is as follows:
          Mr. Austin - c/o Cornerstone Equity Investors, LLC, 355 Lexington Avenue, Suite 1400, New York, New York 10017; Mr. Binder - 527 Madison Avenue, Suite 2600, New York, New York 10022; Mr. Potter - 527 Madison Avenue, Suite 2600, New York, New York 10022; and Mr. Williams - 363 Canal Street, Suite 3, New York, New York 10013.

                             ADDITIONAL INFORMATION

Expenses

          The Fund will bear the expenses of soliciting proxies for the Meeting, consisting principally of expenses in connection with the preparation, printing and mailing of this Proxy Statement, the enclosed proxy and accompanying Notice of Meeting and which are estimated to consist principally of professional fees in the amount of approximately $65,000 and printing and mailing costs totaling less than $1,000. The Fund will also bear any additional reasonable expenses of forwarding proxy solicitation materials to the beneficial owners of Units. The solicitation of proxies will principally be by mail or overnight courier, and may be supplemented as described below.

Supplementary Solicitations

          In order to obtain the necessary quorum at the Meeting, supplementary solicitations may be made by mail, telephone, facsimile, or personal contact by the Individual General Partners and/or representatives of MGP and AWM. It is anticipated that the costs of any such supplementary solicitations will be nominal and such costs will be borne by the Fund.

Financial Reports

          You may obtain, without charge, a copy of the Fund's annual report for the year ended December 31, 2007 and the semi-annual report for the six-months ended June 30, 2007 by contacting: Special Situations Fund III, L.P., 527 Madison Avenue, Suite 2600, New York, New York 10022, telephone: (212) 319-6670.

Proposals of Limited Partners

          If any further meetings of the Limited Partners are required or otherwise are to be held, the Fund will afford Limited Partners reasonable prior notice thereof, in accordance with applicable law and the Partnership Agreement, so as to permit them to include any proposals that they may have in any proxy materials to be distributed by the Fund in connection with such meetings.
Pursuant to the Partnership Agreement, Partners holding 10% or more of the outstanding Units may call a special meeting of Partners for the purpose of taking any action that Partners are permitted to take under the Partnership Agreement.

                                    By Order of the Individual General Partners


                                    ----------------------------------
                                    Austin W. Marxe,
                                    Managing Individual General Partner

Dated: May 13, 2008

ALL LIMITED PARTNERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

                                      PROXY

                        SPECIAL SITUATIONS FUND III, L.P.
      THIS PROXY IS SOLICITED ON BEHALF OF THE INDIVIDUAL GENERAL PARTNERS
                 FOR THE SPECIAL MEETING OF THE FUND'S PARTNERS
                            TO BE HELD JUNE 10, 2008

The undersigned acknowledges receipt of the Fund's proxy materials and revokes any prior proxy and hereby appoints Austin W. Marxe as attorney and proxy, with power of substitution, to vote for and on behalf of the undersigned at the special meeting of the Fund's partners to be held on June 10, 2008 or at any adjournment or postponement thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorney and proxy is instructed to vote as set forth below.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED UNIT HOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH PROPOSAL DESCRIBED BELOW.

The Independent General Partners submit Proposal 1 to a vote of the Partners. The Independent Partners do not recommend a vote "FOR" or "AGAINST" Proposal 1 at this time but reserve the right to make a recommendation in the future.

The Individual General Partners recommend a vote "FOR" Proposal 2.

                    (to be completed and executed on reverse)

Proposal 1. Approval of a proposal to liquidate and dissolve the Fund.


                         / / FOR / / AGAINST / / ABSTAIN


Proposal 2. Ratification of the selection of Weiser LLP as the independent public accountants of the Fund for the fiscal year ending December 31, 2008.

                         / / FOR / / AGAINST / / ABSTAIN


Proposal 3. Upon all such other matters as may properly come before the Meeting which were not known a reasonable time before the solicitation, as he in his discretion may determine. As of the date of this Proxy Statement, the Individual General Partners were not aware of any such other matters.



                                    IMPORTANT

PLEASE SIGN, DATE AND PRINT YOUR NAME BELOW AND RETURN PROMPTLY

Note: Please give your full title if Attorney, Executor, Administrator, Trustee, Guardian, etc.



Dated:_____________________________, 2008




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SIGNATURE(S)

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PLEASE TYPE OR PRINT YOUR NAME LEGIBLY HERE



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SIGNATURE(S)

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PLEASE TYPE OR PRINT YOUR NAME LEGIBLY HERE